Exhibit 2




                      AMENDED AND RESTATED

                    ASSET PURCHASE AGREEMENT



                 DATED AS OF NOVEMBER 24, 1993*

       BETWEEN THE CORPORATIONS AND GENERAL PARTNERSHIPS
         LISTED AT THE FOOT OF THIS AGREEMENT AS SELLERS

                               AND

                HEILIG-MEYERS FURNITURE COMPANY,
                  a North Carolina corporation
*    As amended by Amendment No. 1 dated as of November 22, 1993 and Amendment No. 2 dated January 4, 1994
                        TABLE OF CONTENTS

                                                             Page


     I.  THE TRANSACTIONS
               1.1  Sale and Purchase of the Assets               1
               1.2  Assignment of Leases                          3
               1.3  Short Term Leases                             4
               1.4  No Assumption of Liabilities                  5
               1.5  Purchase Price                                6
               1.6  Post-Closing True Up                          7
               1.7  Escrow                                        8
               1.8  Taking Inventory of Assets                    8
               1.9  Allocation of Purchase Price                  8
               1.10 Adjustment to Purchase Price                  9

     II.  REPRESENTATIONS AND WARRANTIES
               2.1  Representations and Warranties of Sellers     9
               2.2  Representations and Warranties of Buyer      23

     III.  CONDUCT AND TRANSACTIONS BEFORE CLOSING
               3.1  Access to Records and Properties             24
               3.2  Operation of Business of Sellers             26
               3.3  Forbearance by the Sellers                   27
               3.4  Negotiations with Others                     28
     3.5  Repurchase of Receivables                              28
               3.6  HSR Filings                                  29
               3.7  Subsequent Events                            29











               3.8  Risk of Loss                                 29
               3.9  Schedules                                    30
               3.10 Real Property Due Diligence                  30

     IV.  CONDITIONS TO CLOSING
               4.1  Conditions to Obligations of Buyer           31
               4.2  Conditions to Obligations of Sellers         35

     V.  CLOSING
               5.1  Date and Place of Closing                    37
               5.2  Waiver of Conditions to Closing              38
               5.3  Deliveries by Sellers                        38
               5.4  Deliveries by Buyer                          41

     VI.  SURVIVAL OF REPRESENTATIONS AND
            WARRANTIES; INDEMNIFICATION:  TERMINATION
               6.1  Survival of Representations and Warranties   42
               6.2  Indemnification                              42
               6.3  Third Party Claims                           45
               6.4  Termination                                  48
               6.5  Termination After Investigation              49
               6.6  Effect of Termination                        50
               6.7  Waiver and Amendment                         50

     VII.  MISCELLANEOUS
               7.1  Taxes and Prorations                         50
               7.2  Access to Books and Records after Closing    51
               7.3  Consents; Satisfaction of Conditions         51
               7.4  Further Assurances                           52
               7.5  Use of Names                                 52
               7.6  Employees                                    53
               7.7  Publicity                                    59
               7.8  Expenses; Reimbursement of Costs             59
               7.9  Entire Agreement                             60
               7.10 Descriptive Headings                         60
               7.11 Counterparts                                 60
               7.12 Notices                                      60
               7.13 Successors and Assigns                       61
               7.14 Law Applicable                               61
               7.15 Parties in Interest                          61
               7.16 Lifetime Right to Buy Furniture              62
               7.17 Unemployment Rates and Reserves              62
               7.18 Purchase Discounts                           62
               7.19 Norris Agreement                             62




                    ASSET PURCHASE AGREEMENT

     This ASSET PURCHASE AGREEMENT (the "Agreement"), dated as of November 24, 1993, is made between the corporations and general partnerships listed at the foot of this agreement as sellers, (individually a "Seller" and collectively the "Sellers"), and HEILIG-MEYERS FURNITURE COMPANY, a North Carolina corporation











("Buyer").

                      I.  THE TRANSACTIONS
     1.1 Sale and Purchase of the Assets. On the terms and subject to the conditions hereof, the Sellers agree to sell to Buyer, and Buyer agrees to purchase, at the Closing (as hereinafter defined), all of Sellers' right, title and interest in the following assets (the "Assets"):
               (a)the inventory, less merchandise sold but not delivered, of the Sellers owned by the Sellers and located at each of their respective stores listed on Schedule A and Schedule
E (the "Stores") and owned by the Sellers and located at the freight consolidator's warehouse in Pomona, California (the "Inventory");
               (b) cash in the amount of $500 per Store which shall be retained in the cash drawers of each Store;
               (c)  the Stores as listed on Schedule A (the "Owned
Stores");
               (d) the executive office located in Fresno, California (the "Valley Office");
               (e)the accounts receivable attributable to sales at the Stores and the consumer credit contracts related thereto, all amounts due or to become due and all amounts received on or after the Closing Date (as hereinafter defined) with respect thereto, all proceeds thereof, Sellers' security interests in the merchandise sale of which gave rise thereto, and Sellers' rights to benefits paid under any insurance policies related thereto
(the "Receivables");
               (f)the furniture, office machines, and equipment (the "Furniture and Equipment") located at the Stores, the Valley
Office and the executive office located in Carlsbad, California
(the "Carlsbad Home Office"; the Valley Office and the Carlsbad
Home Office referred to collectively as the "Executive Offices") but excluding the office furniture and accessories in the office of Richard A. McMahan or in the apartment located at the Carlsbad
Home Office;
               (g)any leasehold improvements owned by Sellers (the "Leasehold Improvements") located at the Executive Offices and the Stores which are leased by the Sellers as listed on Schedule
E (the "Leased Stores");
               (h)the aircraft, motor vehicles, trailers and chassis listed on Schedule B (the "Vehicles"), which schedule excludes the 1983 Bonanza aircraft and the two vehicles previously identified;
               (i) the apartments, residential houses, warehouses, garages, vacant lots and other real property listed on Schedule C
(the "Miscellaneous Real Property");
               (j)the prepaid expenses and prepaid rent and security deposits under the Leases and under any leases of Real Property
(as hereinafter defined) to third parties (the "Third Party
Leases"), listed and described on Schedule D (the "Miscellaneous
Assets"); and
               (k)all of the files, documents, papers, agreements, records and correspondence pertaining to the Stores, the Executive Offices and the Assets, including customer and vendor lists, receivable records, customer billing histories, computer logs and records, personnel records and employee earnings histories, but not including corporate records, minute books, stock books and corporate seals.
     For the purposes of this Agreement, the Owned Stores, the Valley Office and the Miscellaneous Real Property are hereinafter referred to collectively as the "Real Property."
     1.2 Assignment of Leases. At the Closing, each of the Sellers, as applicable, shall assign to Buyer all of its rights, title and interests under the leases described on Schedule E (the "Leases"), and Buyer shall assume such Seller's obligations under the Leases arising on and after the Closing Date (the "Assumed Lease Obligations"), provided that, the assignment of the Leases shall have been consented to by the landlords thereof, pursuant to "Consent and Estoppel Agreements" substantially in the form attached hereto as Exhibit 1-A which consents Sellers shall obtain from the respective landlords, provided that if Consent and Estoppel Agreements substantially in the form attached hereto as Exhibit 1-A have not been obtained for any Lease by December 10, 1993, Sellers may satisfy their obligations pursuant to this sentence by obtaining from the landlord under such Lease a Consent and Estoppel Agreement in the form attached hereto as
Exhibit 1-B. It is expressly understood that from and after the date of Closing, Buyer agrees to pay and perform all of the lessees' obligations arising on or after the date of Closing under the Leases assigned to and assumed by Buyer at the Closing. To the extent that any consent or approval of a landlord cannot be obtained with respect to any Lease, Buyer agrees to cooperate with Sellers in any sublease or other arrangement reasonably acceptable to Buyer and Seller designed to provide for Buyer the benefits under any such Lease, including enforcement at Sellers' cost any and all rights of Sellers against the landlord arising out of the breach or cancellation thereof by such other party or otherwise. Nothing in this Section 1.2, including without limitation, Buyer and Seller entering into a sublease or other arrangement as contemplated above, shall limit or otherwise affect the conditions to Buyer's obligations set forth in
Section 4.1.
     1.3 Short Term Leases. In the event the Real Property cannot be conveyed at Closing of the sale of the other Assets (including, without limitation as a result of Buyer being unable to finance such acquisition of Real Property with Citicorp), the Sellers owning the Real Property agree to lease it to Buyer until it can be conveyed to Buyer or its designee pursuant to a lease, on a triple net basis, reasonably satisfactory in form and substance to Buyer and Sellers (the "New Lease"). With respect to any of the Real Property located outside of California, such form of New Lease shall be modified as reasonably necessary to render the New Lease enforceable in the state in which the property is located. The New Lease will be for a one year term, automatically terminable upon purchase hereunder, with the first six months to be at a monthly rental of one-twelfth of eight percent (8%) of the purchase price allocable to the Real Property subject to such New Lease. Upon any default in the payment of rent under the New Lease after the expiration of any applicable cure period, Sellers may require Buyer to purchase immediately any Real Property not previously purchased by Buyer. In the event that the Real Property has not been conveyed to Buyer by the end of the sixth month following the Closing Date, the monthly rent applicable to the Real Property shall increase to one-twelfth of twelve percent (12%) of the purchase price of the Real Property.
     1.4  No Assumption of Liabilities.  Except for (a) the
Assumed Lease Obligations, (b) customer credit balances as reflected on the books of the Sellers as of Closing,
(c) obligations under contracts as listed on Schedule F,
(d) liability for payment of invoices for Inventory in transit,
(e) customer service claims, and (f) to the extent provided in
Section 7.1, taxes and assessments, Buyer shall not assume any liability of Sellers, and without limiting the generality of the foregoing, Buyer shall not be liable for (i), subject to
Section 7.1, any tax incurred by Sellers, however denominated, prior to Closing, and (ii) any liability retained by Sellers pursuant to Section 7.6.
     1.5 Purchase Price. The payment to Sellers of the purchase price for the Assets (the "Purchase Price") shall occur upon Closing by wire transfer to an account or accounts (not to exceed five in number) designated by Sellers. The Purchase Price shall be determined as follows:
               (a)the purchase price for the Inventory shall be the book value of such inventory (based upon the Specific
Identification Method of accounting with no reduction for LIFO valuation) plus 7.25% of such book value for freight (which represents the cost of freight), which based on the inventory as of March 31, 1993, is estimated to be approximately Twenty-Five Million Dollars ($25,000,000);
               (b)the purchase price of Receivables shall be one hundred percent (100%) of the aggregate principal amount thereof less:
               (i) customer credit balances (to the extent that such customer credit balances did not serve to previously reduce the aggregate principal amount of the Receivables);
               (ii)  a reserve for bad debts of 5.38% of the
               aggregate principal amount of the Receivables; and
               (iii) unearned finance charges of 10.59% of the aggregate principal amount of the Receivables;
               (c) the purchase price of the Owned Stores, the Valley Office and the Miscellaneous Real Property shall be
Fifty-Seven
               Million Two Hundred and Twenty Thousand Dollars
($57,220,000).
     (d) the purchase price for the assignment of the Leases, Furniture and Equipment, Vehicles and Leasehold Improvements shall be Nine Million Eight Hundred Twenty Six Thousand Six
Hundred Six Dollars ($9,826,606);
     (e) the purchase price of the Miscellaneous Assets shall be the value of such assets reflected on the books of Sellers as of December 31, 1993 (to the extent such assets have cash equivalent value) less the amount of security deposits from third party tenants set forth on Schedule F and less the outstanding balance on three mortgages set forth on Schedule F.











     (f)  the balance of the purchase price shall be $24,000,000.
     1.6 Post-Closing True Up. Since the computation of the Purchase Price of the Receivables, the Inventory and the Miscellaneous Assets will be based upon information as of November 30, 1993, Buyer and Sellers agree to cooperate after Closing to update such information as of the close of business on December 31, 1993. Not later than thirty (30) days after Closing, the Sellers will submit to Buyer their computation of the Purchase Price based upon information as of December 31, 1993 (the "Adjusted Purchase Price"). Buyer then has thirty (30) days to review and confirm those computations. If the Buyer disagrees with the Sellers' computation of the Adjusted Purchase Price, the parties will meet to reconcile the computations. In the event the Adjusted Purchase Price is greater than the purchase price paid at Closing, Buyer will promptly pay the difference to Sellers. In the event the Adjusted Purchase Price is less than the purchase price paid at Closing, Sellers will promptly reimburse the difference to Buyer.
     1.7 Escrow. In order to secure any payments due from Sellers pursuant to Section 1.6, Sellers agree that Ten Million Dollars ($10,000,000) of the Purchase Price shall be held in escrow pursuant to an Escrow Agreement substantially in the form attached hereto as Exhibit 3. Upon submission by Sellers of the computation of the Adjusted Purchase Price pursuant to
Section 1.6, up to $8 million of such amount shall be paid to Sellers pursuant to the terms of such Escrow Agreement.
     1.8 Taking Inventory of Assets. Before the Closing, representatives of Buyer and Sellers shall jointly review Receivables and take an inventory of Leasehold Improvements, Furniture and Equipment, Motor Vehicles and Inventory for purposes of verifying the computation of the purchase prices thereof pursuant to Section 1.6.
     Sellers shall provide Buyer at the Closing with a list of merchandise sold but not delivered as of the Closing Date, which list shall identify which items of such merchandise are in stock and which items are on order.
     1.9 Allocation of Purchase Price. The parties agree to make a good faith effort to allocate the Purchase Price consistent with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations thereunder. If the parties have not reached agreement by May 31, 1994, the Purchase Price shall be allocated and reported by each party in a manner consistent with Section 1060 of the Code; and neither party shall be liable to the other for adverse tax consequences resulting from such allocation and reporting.
     1.10 Adjustment to Purchase Price. In the event that the Closing shall occur and the transactions contemplated by the reinsurance agreements, dated December 22, 1994 (the "Reinsurance Agreements"), between American Bankers Insurance Company, a Florida corporation and its affiliates, and Western Family Life Insurance Company, a Arizona corporation ("WFIC") and Western Family Life Insurance Company, a California corporation ("WFL"), are not consummated on or before December 31, 1994, Sellers agree to promptly pay to Buyer $3 Million as a reduction to the Purchase Price. Seller's obligation to make such payment is subject to receipt by WFIC and WFL of the amounts due them under
Article VIII of the Custody Agreements attached as Exhibit 1 to the Reinsurance Agreements.

               II.  REPRESENTATIONS AND WARRANTIES
     2.1 Representations and Warranties of Sellers. Each Seller represents and warrants to Buyer with respect to itself and its Assets that:
               (a)In the case of a Seller which is a corporation, it is a corporation duly organized and validly existing under the laws of its state of incorporation as shown at the foot of this Agreement.
               (b)In the case of a Seller which is a general partnership, it is a general partnership duly organized and validly existing under the laws of the state in which it was created as shown at the foot of this Agreement.
               (c)It has (in the case of McMahan Furniture Company) or will have by Closing (in the case of the other Sellers) by all necessary action, corporate or otherwise, validly authorized the execution, delivery and performance by it of this Agreement and the other documents to be delivered by such Seller pursuant hereto; and this Agreement is a valid and binding agreement of such Seller, enforceable against it in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws, now or hereafter in effect, affecting creditors' rights in general and except as such enforceability may be limited by general principles of equity). The execution and delivery of this Agreement by such Seller and, subject to the consents and approvals listed on Schedule G and expiration of the waiting period referred to therein, the consummation of the transactions contemplated herein will not violate any order, judgment, decree, law, rule, or regulation; contravene any provision of its articles of incorporation or bylaws, in the case of a Seller which is a corporation, or its Partnership Agreement, in the case of a Seller which is a general partnership; result in any breach of or constitute a default (or an occurrence which with the lapse of time or action by a third party could result in a default) under terms, conditions or provisions of any material contract, material agreement, or other material instrument or obligation to which such Seller is a party or by which it or any of the Assets are bound; or result in or require the imposition of any lien upon or with respect to its Assets.
               (d)Except as set forth in Schedule H, there are no actions, suits, claims, investigations or proceedings (legal, administrative or arbitrative), pending or to the best knowledge of such Seller threatened, against any of the Sellers, whether at law or in equity and whether civil or criminal in nature, before any federal, state, municipal or other court, arbitrator, governmental department, commission, agency or instrumentality, domestic or foreign, nor are there any judgments, decrees or orders of any such court, arbitrator, governmental department, commission, agency or instrumentality outstanding against such Seller which (i) have, or, if adversely determined, could reasonably be expected to have a material adverse effect on the











Assets or on the earnings, assets, financial condition or the operations of the Sellers' business in the aggregate (the "Business"), (ii) seek specifically to prevent, restrict or delay consummation of the transactions contemplated hereby or fulfillment of any of the conditions of this Agreement, or
(iii) relate to the Assets.
               (e)Each Seller has good and marketable leasehold title to the Leased Stores pursuant to the Leases to be assigned by such Seller. Except for mortgages and liens or encumbrances securing monetary obligation (excluding liens for past due taxes and assessments which shall be paid at or prior to Closing) as set forth in Schedule I, which shall be fully discharged of record on or before the Closing (other than as set forth on Schedule I) and except for Permitted Exceptions or Disclosed Matters, as hereinafter defined, such Seller has title to the Real Property to be conveyed by such Seller, to such Seller's best knowledge, free and clear of any liens, charges, pledges or other security interest or other encumbrances. The term
"Permitted Exceptions" as used in this Agreement means (i) statutory liens for current taxes or assessments not yet due or delinquent; (ii) mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of such Seller, provided that the same shall be fully discharged of record before the Closing; (iii) exceptions shown on any surveys, title reports, title policies or title commitments obtained by the Buyer and agreed to by Buyer; and
(iv) such other liens, imperfections in title, charges, easements, restrictions and encumbrances which have been agreed to by Buyer or deemed to be agreed to by Buyer pursuant to
Section 3.10.
               (f)Except for the liens and other encumbrances set forth in Schedule J, such Seller has good title to all of the personal property, tangible or intangible, being sold by it hereunder, free and clear of any liens, charges, pledges, security interests or other encumbrances.
               (g)Except for Disclosed Matters and set forth on Schedule K, to the best of Sellers' knowledge no condemnation or eminent domain proceeding affecting the Leased Stores or the Real Property or any portion thereof is either pending or contemplated.
               (h)Except as set forth on Schedule L and Permitted Exceptions, Sellers have no knowledge of, nor have they received any notice of, any special taxes or assessments relating to the Leased Stores or the Real Property.
               (i)The Receivables of such Seller (i) represent bona fide, legal, valid and binding claims (1) arising in the ordinary course of business from sales of merchandise at its Stores, which merchandise has either been delivered or approved for future delivery to the purchaser thereof, unless otherwise specifically requested by such purchaser, and (2) enforceable in accordance with their terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting the enforcement of creditors' rights in general and except as such enforceability may be limited by general principles of equity);
(ii) were created and administered in compliance with all requirements of law, whether federal, state or local, applicable to their creation, and pursuant to contracts which complied with all applicable laws (including without limitation truth-in-lending, equal credit opportunity, consumer credit, insurance, usury, licensing laws, retail installment sales, revolving charge account and similar laws); and (iii) are not subject to any right of rescission, setoff, counterclaim or any other defense (including, without limitation, any defense arising out of any violation of any applicable law) of the obligors thereunder, other than defenses arising out of applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and except as such enforceability may be limited by general principles of equity. The books of such Seller correctly record the principal balance of all of such Seller's Receivables. Such Seller has a valid security interest in the merchandise, sale of which gave rise to the Receivables. Sellers make no warranty as to the ability to pay of, or the number or amount of payments by, any obligor under any of the Receivables. The Sellers' bad debt reserve of 5.38% was determined consistent with prior practice. Since March 31, 1993, there has been no material change in the method used by Sellers to grant credit and no material change in the collection or charge-off procedures of Sellers.
               (j) The books and records of each Seller accurately reflect the Inventory of such Seller.
               (k)Schedule M contains a true and accurate list of the sales attributable to each of its Stores for the last two fiscal years.
               (l)Schedule N contains a true and accurate list of each contract, agreement or commitment of such Seller, other than the Leases and Disclosed Matters relating to the Real Property:
               (i)  upon which any substantial part of the
business of such Seller is dependent or which, if breached, could reasonably be expected to materially and adversely affect the earnings, assets, financial condition or the operations of such Seller;
               (ii) which provides for aggregate future payments by such Seller of more than $10,000; or
               (iii) which contains covenants pursuant to which any person has agreed not to compete with any business conducted by such Seller or not to disclose to others information concerning such Seller.
Each of the foregoing is referred to in this Agreement as a "Material Contract." All of the Material Contracts are in full force and effect; no Material Contract has been breached by such Seller or, to the best of such Seller's knowledge, by any other party to such Material Contract; and, to the best knowledge of such Seller, no event has occurred with respect to any Material Contract which, with the giving of notice or the passage of time or both, would constitute a breach thereof by any party thereto. Complete copies of all Material Contracts have been delivered to Buyer.
               (m)  Except as set forth in Schedule O, the Assets











which are tangible personal property have been maintained in good repair in accordance with the usual practice in the United States of businesses which are similar to the business conducted by such Seller, are in good condition, ordinary wear and tear excepted, and are usable in the ordinary course of business of such Seller as it is presently being conducted.
               (n)The term "Licenses and Permits" as used herein means federal, state and local governmental licenses, permits, approvals and authorizations, but does not include Environmental Permits, as defined in the next subparagraph. Such Seller has all the Licenses and Permits necessary to conduct its business as it is presently being conducted, except for those Licenses and Permits which, if not obtained, would have no material adverse effect on the Business. Schedule P contains a complete and correct list of all of such Licenses and Permits, all of which are in full force and effect. Such Seller has complied in all material respects with the terms of such Licenses and Permits, and no notice of any violation of any such License or Permit has been received by such Seller, or to the best knowledge of such Seller, recorded or published, and no proceeding is pending or, to the best knowledge of such Seller threatened, to revoke or limit any of them. Such Seller has no reason to believe that either (i) the Licenses and Permits in effect on the date hereof will not be renewed or (ii) Buyer will not be able to obtain new Licenses and Permits upon transfer of the Assets.
               (o) The term "Environmental Permits" as used herein means federal, state and local governmental permits, licenses and other authorizations, approvals and notifications which relate to the environment, human health or to public health and safety or worker health and safety as they may be affected by the environment, including, without limitation, those relating to
(i) emissions, discharges, releases or threatened releases of pollutants, contaminants, hazardous or toxic substances or petroleum into the air, surface water, ground water or the ocean, or on or into the land and (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous or toxic substances, or petroleum. Such Seller has obtained all Environmental Permits necessary to conduct its business as it is presently being conducted, except for those Environmental Permits which would have no material adverse effect on the Business if not obtained. Schedule P contains a complete and correct list of all such Environmental Permits, all of which are in full force and effect and, except as set forth on Schedule P, all of which are assignable. Except for Disclosed Matters and as set forth in Schedule P-1, such Seller is in substantial compliance with all of the terms and conditions set forth in such Environmental
Permits and is also in substantial compliance with all of the terms and conditions contained in or required of it by any law, regulation, policy, guideline, order, judgment or decree of any federal, state, local or foreign court or governmental authority applicable to or having jurisdiction over it or its business which relate to the environment or human health or to public health and safety or worker health and safety as they may be affected by the environment ("Environmental Laws").











               (p) Except for ordinary and necessary quantities of cleaning, pest control and office supplies, and other small quantities of hazardous substances used in the ordinary course of the Sellers' business, used and stored in compliance with Environmental Laws, or ordinary rubbish, debris and nonhazardous solid waste stored in garbage cans or bins for regular disposal off-site, or petroleum contained in and diminimus quantities discharged from motor vehicles in their ordinary operation on the Leased Stores and the Real Property or as shown on Schedule P-1 and except for Disclosed Matters, Sellers are not aware of (and have not made any investigation as to the existence of) any (i) underground storage tanks, asbestos (either commercially processed or excavated raw materials), accumulation of tires, batteries, mining spoil, rubbish, debris or other solid waste or stores or accumulated "hazardous substances" (as defined in the Comprehensive Environmental Response, Compensation and Liability
Act of 1980, as amended) are present in, on or under the Leased Stores and the Real Property, (ii) petroleum products which have been stored, released, spilled, generated, discharged or treated in, on or under the Leased Stores or the Real Property, (iii) hazardous substances which have been stored, released, spilled, generated, discharged or treated in, on or under the Leased
Stores and the Real Property, (iv) property adjoining the Leased Stores and the Real Property which has been used as a landfill, or any release or generation of any hazardous substances or petroleum products on any adjoining property, (v) wetlands or other waters of the United States located on the Leased Stores or the Real Property which has been dredged, filled, altered or otherwise modified, (vi) radon gas or urea formaldehyde which has been discovered in or on the Leased Stores or the Real Property or in or on any adjoining property and (vii) any other condition exists at the Stores or the Miscellaneous Real Property that may give rise to any liability (whether based in contract, tort, implied or express warranty, criminal or civil statute or otherwise) under Environmental Laws. Except for matters shown on Schedule P-1 and except for Disclosed Matters, Sellers are in compliance in all material respects with Environmental Laws.
               (q)Neither such Seller nor its officers, directors or employees has engaged any broker or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated herein.
               (r)Except as set forth in Schedule G, there is no requirement applicable to such Seller to make any filing with, or to obtain any permit, authorization, consent or approval of any public body as a condition to the lawful consummation of the transactions contemplated by this Agreement. Except as set forth in Schedule G, there is no requirement that any party to any Material Contract, Lease, license or permit for the use of intellectual property or loan agreement to which such Seller is a party or by which it is bound, consent to the execution of this agreement by such Seller or consummation of the transactions contemplated by this Agreement.
               (s)Except for Disclosed Matters and as set forth in Schedule J-1, and in addition to the representations and warranties contained in Section 2.1(o) and (p) relating to environmental matters and those contained in Section 2.1(r) relating to Licenses and Permits, such Seller has been operated in compliance with all laws, regulations, orders, policies, guidelines, judgments or decrees of any federal, state, local or foreign court or governmental authority applicable to it or its business including, without limitation, those related to insurance regulation, antitrust and trade matters, civil rights, zoning and building codes, public health and safety, worker health and safety and labor and nondiscrimination, the failure to comply with which could reasonably be expected to affect, materially and adversely, the Assets or the Business.
Furthermore, except as is disclosed in Schedule J-1, such Seller has not received any notice alleging non-compliance with any of the aforementioned laws, regulations, policies, guidelines, orders, judgments or decrees.
               (t)There are no collective bargaining agreements covering, or any collective bargaining units representing, employees of such Seller. To the best knowledge of such Seller, there is no solicitation or campaign by any labor organization or employee for the representation of the employees of any of the Sellers by any labor organization. There are no controversies pending or, to the best knowledge of such Seller, threatened between any of the Sellers and any of their employees which affect, or can reasonably be expected to affect materially and adversely, the Assets, the earnings, assets, financial condition or operations of any of the Stores or relate to any specific effort to prevent, restrict or delay consummation of the transactions contemplated by this Agreement.
               (u)(i)Schedule Q lists all of the employee benefit plans and programs, including, without limitation, all retirement, savings and other pension plans ("Pension Plans"), all health, severance, insurance, disability and other employee welfare plans ("Welfare Plans") and all incentive, vacation and other similar plans, all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other employee benefit plans, programs or arrangements and all employment or compensation agreements that are maintained by such Seller with respect to its employees or to which it has contributed or is now contributing on behalf of its employees. Schedule Q also lists all contracts, agreements or commitments which relate to the employment, retirement or termination of the services of any officer, key employee or director of such Seller, other than the employment agreement with R.A. McMahan. Such Seller is not a party to any multi-employer plan as defined in Section 3(37) of the Employee Retirement
Income Security Act of 1974, as amended ("ERISA") and none of the employee benefit plans listed on Schedule Q is a multi-employer plan within the meaning of Section 3(37) of ERISA.
                              (ii)Other than the Sellers' Master Deferred
Compensation Plan and the Sellers' Severance Pay Plan
(collectively the "Plans"), Sellers maintain no plans that are subject to the provisions of ERISA including Title IV and the qualification provisions of section 401 of the Code.
                              (iii)  As to each of the Welfare Plans,
employee
benefit plans and programs (including without limitation the plans listed on Schedule Q) other than the Plans, such Seller has complied, in all material respects, with all applicable laws, governmental rules and regulations in the administration thereof including, without limitation, the provisions of ERISA and the Code when applicable.
                              (iv)  Other than the Plans, the Sellers
maintain
no plans for which they have incurred any material liability to the Pension Benefit Guaranty Corporation ("PBGC") under section
4001, et seq. of ERISA and, to the best knowledge of the Sellers, they have maintained no plans other than the ones identified immediately above for which any condition exists that could reasonably be expected to cause any of the Sellers to incur any liability to the PBGC.
                              (v)  No compensation or benefit that is or
will be
payable in connection with the transactions contemplated by this Agreement will be characterized as an "excess parachute payment" within the meaning of Section 280G of the Code.
                              (vi)  Except as otherwise provided for in
this
Agreement, such Seller has not made any commitment to establish any new employee benefit plan, to modify any employee benefit plan or to increase benefits or compensation of its employees or its former employees (except for normal increases in compensation consistent with past practices) except as disclosed on Schedule Q nor has any intention to do so been communicated to its employees or its former employees.
               (v) Except as set forth in Schedule R, no officer or director of such Seller (i) competes with, is involved with or has any direct or indirect interest in any business entity which competes with the business conducted by such Seller, (ii) has any agreement of any type with such Seller or (iii) has any interest, direct or indirect, in any property, real or personal, tangible or intangible,including, without limitation, intellectual property, used in or pertaining to the business conducted by such Seller, except as a director, stockholder or employee of such Seller.
               (w)No statement contained in this Agreement or in any statement, certificate or other instrument furnished to Buyer pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.
     2.2 Representations and Warranties of Buyer. Buyer represents and warrants to the Sellers that:
               (a)Buyer is a corporation duly organized and validly existing under the laws of North Carolina.
               (b)Buyer has by all necessary corporate action validly authorized the execution, delivery and performance of this Agreement by it; and this Agreement is a valid and binding agreement of it enforceable against it in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws, now or hereafter in effect, affecting creditors' rights in general and except as such enforceability may be limited by general principles of equity). The execution and delivery of this Agreement by the Buyer and, subject to the consent and approval referred to in Section 3.6 and expiration of the waiting period referred to therein, the consummation of the transactions contemplated herein by Buyer will not violate any law, rule or regulation; contravene any provision of the articles of incorporation or bylaws of Buyer; or result in any breach of or constitute a default (or an occurrence which with the lapse of time or action by a third party could result in a default) under any material contract, material agreement, or other material instrument or obligation to which it is a party.
               (c)Neither Buyer nor its officers, directors or employees has engaged any broker or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated herein.
               (d)Except as set forth in Schedule U there is no requirement applicable to Buyer to make any filing with, or to obtain any permit, authorization, consent or approval of any public body as a condition to its becoming the owner of the Assets.

          III.  CONDUCT AND TRANSACTIONS BEFORE CLOSING
     3.1 Access to Records and Properties. From the date hereof through the Closing Date, Sellers will give Buyer and its representatives full access to all premises, books and records of and relating to the Leased Stores, the Real Property and the other Assets during normal business hours and upon reasonable prior notice, and will cause the officers and employees of Sellers to furnish to Buyer such financial and operating data and other information with respect to the Leased Stores, the Real Property and the other Assets as Buyer shall from time to time reasonably request in order to evaluate the transactions provided for herein. From the date hereof through the Closing Date, Buyer, at Buyer's sole cost and expense, shall have the right to make such tests, inspections and examinations of the Leased Stores and the Real Property as it deems advisable (collectively, the "Inspections"), and, for such purposes, Buyer, its employees, agents or engineers will have full access to the Leased Stores and the Real Property during normal business hours and upon reasonable prior notice. In exercising its rights hereunder, the Buyer will coordinate with Sellers to avoid unduly interfering with the conduct of business by Sellers. For invasive testing (exclusive of asbestos sampling) (e.g., soil and soil boring testing), Buyer must first present to Sellers the plan of testing that is contemplated by Buyer and Buyer may not conduct such testing without Sellers' prior written consent, which shall not be unreasonably withheld or delayed. In connection with such inspection and testing, Buyer shall obtain at its sole cost and expense all permits and licenses required in connection with the performance of such work. Buyer shall repair any damages caused by its tests or inspections. Buyer hereby indemnifies Sellers for all injuries and damages to persons or property caused by such surveys and testing and for the cost of removing all mechanics' or materialmen's liens on the inspected property resulting from such surveys and testing ordered by Buyer. Buyer agrees to maintain all survey, inspection and testing data relating to Sellers and the Assets in a confidential manner prior to the Closing and shall not disclose prior to Closing (unless required by law) any such data to any third party (other than Buyer's professional advisors and lenders in connection with the transactions contemplated hereby) without Sellers' prior consent.
In the event Buyer should elect not to close on the basis of the information contained in the surveys, inspections and testing, Buyer agrees to deliver to Sellers a copy of the surveys, inspections or testing data which resulted in Buyer's decision not to close. As used herein, "Disclosed Matters" shall mean all surveys, environmental reports and title reports, commitments or policies obtained by Buyer on or before December 30, 1993.
     3.2 Operation of Business of Sellers. Each Seller agrees that from the date hereof through the Closing, except for (i) transactions contemplated by this Agreement, (ii) proposed transactions which have heretofore been disclosed in writing to Buyer and (iii) transactions to which Buyer shall otherwise consent in writing, such Seller will (x) operate the business of its Leased Stores and Real Property substantially as presently operated and only in the ordinary course (specifically, that such Seller will maintain its historical standards for the acceptance of credit; will continue to collect, consistent with the customary practices of such Seller, Receivables; and will not conduct any deep discount "special" sales); and (y) consistent with such operation, use its best efforts to preserve intact its relationship with persons having business dealings with it.
Sellers shall not be obligated to make any purchases of inventory pending the Closing. Buyer shall not be obligated to purchase any inventory purchased by Sellers after November 1, 1993 in excess of Sellers' historical patterns of such purchases.
Without limiting the generality of the foregoing, each Seller will use its best efforts to operate the business of the Leased
Stores and the Real Property so that the representations and warranties of Sellers set forth in this Agreement, to the extent within the control of such Seller, shall be true and correct as of the Closing.
     3.3 Forbearance by the Sellers. Except as contemplated by this Agreement, Sellers will not, from the date hereof until the Closing Date, without the written consent of Buyer:
                              (i)  sell, dispose of, transfer or encumber
any of
     the Assets except for sales of Inventory in the ordinary course of business;
                              (ii)mortgage, pledge or otherwise encumber
any of
     the Assets;
                              (iii) amend, modify or cancel any Material
     Contract or Lease;
                              (iv)make loans or advances to any individual
or
     business entity, except in the ordinary and usual course of business;
                              (v) increase in any manner the compensation
of any
     of the officers of any of the Sellers (provided, however, that Buyer agrees not to unreasonably withhold or delay its approval of salary increases in connection with year-end salary reviews which are consistent with past practices), pay or agree to pay any pension or retirement allowance not required by an existing plan or agreement to any officer or employee of any of the Sellers, or enter into or amend any employment agreement or any incentive compensation, profit sharing, stock purchase, stock option, stock appreciation rights, savings, consulting, deferred compensation, retirement, pension or other benefit plan or arrangement with or for the benefit of any of its officers, employees or of any other person;
                              (vi)alter in any way the manner in which it
has
     regularly and customarily maintained its books of account and records;
                              (vii) cancel or allow any of its existing
     insurance policies to lapse; or
                              (viii) enter into an agreement to do any of
the
     things described in clauses (i) and (vii) above.
     3.4 Negotiations with Others. From the date hereof until the Closing, Sellers will not, directly or indirectly, without the written consent of Buyer, initiate discussions or engage in negotiations with any corporation, partnership, person or entity, other than Buyer, concerning any sale of the Assets or of any merger, sale of assets or similar transaction involving any of the Sellers, other than the sale of Inventory in the ordinary course of business.
     3.5  Repurchase of Receivables.  Prior to Closing, the
Sellers shall repurchase from Western Family National Bank all receivables relating to the sale of merchandise at the Stores so that such receivables will constitute a portion of the Receivables referred to herein.
     3.6 HSR Filings. Sellers and Buyer shall promptly make any and all filings with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, pursuant to the Hart-Scott-Rodino Antitrust Improvements
Act of 1976, as amended.
     3.7 Subsequent Events. If any event shall occur prior to the Closing which, had it occurred prior to the execution of this Agreement, should have been disclosed by a party to this Agreement, in a representation and warranty or otherwise, then upon the happening of such event, such party shall promptly disclose the happening of such event to the other party hereto.
     3.8 Risk of Loss. All risk of loss to the Assets shall be borne by Sellers until the Closing. Risk of loss shall be borne by Buyer for all Assets on or after the Closing, including Real
Property covered by the New Lease. If any material item or portion of the Leased Stores, the Real Property or the Assets is materially damaged, destroyed or condemned prior to the Closing, Buyer shall have the right, at its option, to (i) refuse to purchase, or accept the assignment of the Lease pertaining to, such damaged or destroyed item or portion or (ii) purchase, or accept the assignment of the Lease pertaining to, such damaged or destroyed item or portion and require payment to it of the amount of any proceeds of insurance or condemnation payable to any Seller on account of such damage, destruction or condemnation.
If the Buyer refuses to purchase any of the Assets pursuant to this Section, the Purchase Price will be reduced by the purchase price of the Assets which Buyer refuses to purchase without regard to the premium paid as part of the Purchase Price.
     3.9 Schedules. Sellers have delivered to Buyer a preliminary draft of the Schedules to this Agreement. As soon as practicable but in no event later than December 15, 1993, Sellers shall deliver to Buyer final Schedules to this Agreement, which such final Schedules (i) shall be executed on behalf of Sellers,
(ii) shall be and contain accurate, true and correct information and data, and (iii) to the extent expressly set forth herein, shall be accompanied by a copy of each document referenced to therein. Except where this Agreement requires an update of information in the Schedules, the information in the final
Schedules shall constitute the only exceptions, if any, to the representations and warranties of Sellers made to Buyer under and pursuant to this Agreement. Terms used and defined in this Agreement shall have the same definition when used in the Schedules.
     3.10 Real Property Due Diligence. (a) Buyer shall have until the date set forth in Section 3.10(b) below (the "Title
Investigation Period") to notify Sellers in writing of Buyer's reasonable approval or disapproval of any matter appearing on the title commitments. Failure to so deliver notices of disapproval prior to the expiration of such period shall be conclusively deemed to be an approval of the condition of title (and the exceptions thereto) of the Real Property.
               (b)Buyer shall have from the date of this Agreement until 5:00
p.m. Pacific Standard Time on December 30, 1993 to notify Sellers in writing of Buyer's reasonable approval or disapproval of any other matter relating to the Real Property.
If Buyer fails to give such notices of disapproval prior to the expiration of such period, then such failure shall be conclusively deemed the satisfaction of this condition (except for such disapproval of the condition of title as may have been given pursuant to paragraph (a) above). Any notice delivered to Seller by Buyer disapproving any matter relating to the Real
Property shall set forth, with reasonable specificity, the reasons for such disapproval.
               (c)In the event that Buyer disapproves of any item pursuant to paragraph (a) or (b) above, Sellers may, but shall not be obligated to, take such steps to cure such condition. If
Sellers decide to attempt to cure the condition, Sellers shall provide to Buyers periodic updates regarding the progress of the attempted cure. In the event that Sellers fail to cure any such condition prior to Closing, Buyer may terminate this Agreement.

                   IV.  CONDITIONS TO CLOSING
     4.1 Conditions to Obligations of Buyer. The obligations of Buyer to be performed under this Agreement at the Closing are subject to the satisfaction of each of the following conditions on or before the Closing unless waived in writing by Buyer:
               (a)The representations and warranties of the Sellers made herein shall be true and correct in all material respects on the date of this Agreement and on the date of Closing. The
Sellers shall have performed all agreements and conditions required to be performed or complied with by them under this Agreement on or before the Closing.











               (b)Buyer shall have received copies of resolutions of the Board of Directors of each corporate Seller, certified by such Seller's Secretary or Assistant Secretary, authorizing this Agreement and the transactions contemplated hereby and appropriate similar evidence of the action by each Seller which is a general partnership.
               (c)Buyer shall have received a certificate signed by the Chairman, President or Vice President or General Partner, as appropriate, of each Seller, in form reasonably satisfactory to counsel for Buyer, stating that to the best of his knowledge and belief the conditions specified in this Section 4.1 have been fulfilled as of the Closing.
               (d)Buyer and any financial institution to which Buyer has assigned its right to purchase the Receivables (the
"Receivables Assignee") shall have received such bills of sale, endorsements, assignments and other instruments of conveyance, transfer or assignment, in form and substance satisfactory to counsel for Buyer and the Receivables Assignee, as shall be required or desirable in the judgment of such counsel in order effectively to vest in Buyer good and marketable title to the Assets subject to Permitted Exceptions and, subject to any actions to be taken by Buyer, to vest in the Receivables
Assignee, if any, good and marketable title to the Receivables.
               (e)Buyer shall have been put in possession of all of the files, documents, papers, agreements, records and correspondence pertaining to the Leased Stores, the Real Property and the other Assets, including customer and vendor lists, receivable records, customer billing histories, computer logs and records, personnel records and employee earnings histories, but not including the corporate records, minute books, stock books and corporate seals.
               (f)Buyer and the Receivables Assignee shall have received an opinion of Gray Cary Ware & Freidenrich, counsel for Sellers, dated the Closing Date, in substantially the form of
Exhibit 4 hereto.
               (g) All consents, authorizations, orders or approvals of governmental or regulatory authorities and of individuals or business entities required for the consummation of this Agreement shall have been obtained and all waiting periods specified by law with respect thereto shall have passed.
               (h) No order of any court or governmental agency shall be in effect which restrains or prohibits the consummation of the transactions contemplated by this Agreement or which would limit or affect the ability of Buyer to own or control the Assets, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any such court or governmental agency seeking to prohibit or delay or challenging the validity of the transactions contemplated by this Agreement.
               (i) No statute, rule or regulation shall have been proposed or enacted which prohibits or might prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement.
               (j) Buyer shall have received from a title insurance company acceptable to it (the "Title Company") commitments for title insurance, or other assurances reasonably satisfactory to it, that the Sellers have good and marketable title to the Real Property free and clear of all liens, charges, pledges and other encumbrances, other than those shown on Schedule I, which shall be fully discharged of record on or before the Closing, and Permitted Exceptions.
               (k)Buyer shall have been assigned the Leases and, in connection with such assignment of the Leases, Sellers shall have delivered to the Buyer Consent and Estoppel Agreements, in either the form of Exhibit 1-A or Exhibit 1-B, from the respective landlords, with such changes as may have been approved by Buyer.
In the event that all Leases have not been assigned by the Closing Date and a waiver pursuant to Section 5.2 is requested by the Sellers, such waiver (which Buyer shall not be obligated to give) shall be conditioned upon the Sellers' agreement to reimburse Buyer for any adverse changes in the cost, terms or conditions of any as yet unassigned Lease.
               (l)Intentionally omitted.
               (m) Heilig-Meyers Company, One Sun Insurance Agency, Inc. and the Sellers named therein shall have entered into a Purchase Agreement pursuant to which Heilig-Meyers Company will purchase specified assets of One Sun Insurance Agency, Inc. or its subsidiaries.
               (n) R.A. McMahan shall have entered into a Non-Competition Agreement in substantially the form of Exhibit 5, providing that during the period beginning on the date of this Agreement and ending three years from the Closing Date, he will not in any manner directly or indirectly, own, operate, manage or control any furniture or appliance store (other than the Stores through the Closing Date) that operates or will operate within the boundaries of any State in which any Store listed on Schedule A is located.
               (o) Sellers shall have adopted corporate resolutions terminating the Plans conditioned upon, and effective as of, the Closing. In accordance with the provisions of Section 7.6, Sellers shall retain all liability with respect to the maintenance and termination of these plans before and after the Closing.
               (p)Sellers shall have delivered to Buyer final Schedules, which shall update the Schedules to reflect any changes that have occurred since the date of this Agreement, and Buyer shall have approved such final Schedules.
     4.2 Conditions to Obligations of Sellers. The obligations of Sellers to be performed under this Agreement at the Closing are subject to the satisfaction of each of the following conditions on or before the Closing unless waived in writing by
Sellers:
               (a)The representations and warranties of Buyer made herein shall be true and correct in all material respects on the date of this Agreement and on the Closing Date. Buyer shall have performed all agreements and conditions required to be performed or complied with by it under this Agreement on or before the Closing.
               (b)Sellers shall have received copies of resolutions of the Board of Directors of Buyer, certified by its Secretary or Assistant Secretary, authorizing this Agreement and the transactions contemplated hereby.
               (c)Sellers shall have received a certificate signed by the Chairman, President or Vice President of Buyer, in form reasonably satisfactory to counsel for Sellers, stating that to the best of his knowledge and belief the conditions specified in this Section 4.2 have been fulfilled as of the Closing.
               (d)Sellers shall have received the Purchase Price (determined in accordance with Section 1.6) for the Assets transferred to the Buyer at the Closing.
               (e)Buyer shall have assumed the Leases and executed any New Leases.
               (f) Seller shall have received an opinion of McGuire, Woods, Battle & Boothe, of Richmond, Virginia, counsel for Buyer, dated the Closing Date, in substantially the form of Exhibit 6 hereto.
               (g)All consents, authorizations, orders or approvals of governmental or regulatory authorities and of individuals or business entities which Buyer is required to obtain in order to be able to purchase the Assets from Sellers, shall have been obtained by Buyer and all waiting periods specified by law with respect thereto shall have passed.
               (h)No order of any court or governmental agency shall be in effect which restrains or prohibits the consummation of the transactions contemplated by this Agreement and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any such court or governmental agency seeking to prohibit or delay or challenging the validity of any of the transactions contemplated by this Agreement.
               (i)No statute, rule or regulation shall have been proposed or enacted which prohibits or might prohibit, restrict or delay the consummation of the transactions contemplated hereby.
               (j)Heilig-Meyers Company, One Sun Insurance Agency, Inc. and the Sellers named therein shall have entered into a Purchase Agreement pursuant to which Heilig-Meyers Company will purchase specific assets of One Sun Insurance Agency, Inc. or its subsidiaries.

                           V.  CLOSING
     5.1 Date and Place of Closing. The consummation of the purchase and sale of the Assets, other than the purchase and sale of the Real Property (the "Closing"), shall, unless another time, date and place is agreed to in writing by the parties hereto, take place at the offices of Sellers' counsel in San Diego, California on January 4, 1994 (the "Closing Date"). With respect to the Real Property, the Closing shall, unless another time, date and place is agreed to in writing by the parties hereto, take place at the offices of Sellers' counsel in San Diego, California on a date no later than one year from the Closing Date. Upon the initial closing for the sale of the Assets, other than the Real Property, (i) except as otherwise provided in clause (ii) of this sentence, all conditions to purchase the Real Property shall be deemed satisfied and (ii) Buyer shall be irrevocably and unconditionally committed to purchase the Real Property on the date specified above for the Closing with respect to the Real Property, subject only to satisfaction of the conditions set forth in Section 5.3(xi), (xii) and delivery of evidence of authority. In the event of any breach of this Agreement by Buyer, Sellers shall be entitled to all remedies available at law and equity, including, without limitation the specific enforcement of Buyer's obligation to buy the Real
Property.
     5.2 Waiver of Conditions to Closing. Any waiver of a condition to Closing hereunder shall be in writing and solely for the purpose of effecting the purchase and sale of the Assets as herein provided for and shall not relieve any party of its obligation in respect of such condition unless any such written waiver expressly so provides.
     5.3 Deliveries by Sellers. At the Closing Sellers shall deliver to Buyer the following:
                              (i)   such bills of sale, endorsements,
     assignments and other instruments of conveyances, transfer or assignment as required by Section 4.1(d);
                              (ii)  certificates of title, properly
endorsed,
     transferring title to the Vehicles;
                              (iii)  the certificate required by Section
4.1(c);
                              (iv)  evidence that the corporate action
described
     in Section 4.1(b) has been taken;
                              (v)  copies of the consents required by
     Section 4.1(g);
                              (vi)  the estoppel certificates required by
     Section 4.1(k);
                              (vii)  the Non-Competition Agreement referred
to
     in Section 4.1(n);
                              (viii) the Guaranty Agreements referred to in
     Section 6.2(c);
                              (ix) with respect to the Real Property, grant
     deeds or warranty deeds in forms sufficient to convey fee simple title to the Real Property to Buyer or its assignee or designee, which deeds shall be acceptable for the purpose of the Title Company insuring good and marketable fee simple title to the Real Property free and clear of all easements, restrictions, liens and encumbrances except Permitted
     Exceptions, (which deeds shall include customary warranties against grantor's acts and, where customary, general warranties of title and customary exceptions to warranties) and which deeds shall describe each parcel of Real Property by metes and bounds and by reference to the respective surveys obtained by Buyer or by other description of such parcel of Real Property as may be reasonably acceptable to the Title Company;
                              (x) a non-foreign status affidavit and an
executed
     Form 1099-S, in a form acceptable to Buyer;
                              (xi) all licenses, permits, approvals,
     certifications and authorizations relating to the operation, use and ownership of the Leased Stores and the Real
     Property, including new certificates of occupancy if any are required to be issued except for those licenses, permits, approvals, certificates and authorizations which are not transferrable and which Buyer will need to obtain;











                              (xii) such affidavits or waivers as the Title
     Company shall require to issue its standard owner's policy free of exceptions for rights of parties in possession and unfiled mechanics' and materialmen's liens and such other certificates, affidavits and instruments as are customary or required by the Title Company or applicable local laws or as may be reasonably requested by Buyer;
                              (xiii)  copies of all warranties, if any, of
     manufacturers, suppliers and installers relating to the Assets and assignments thereof to Buyer, in form satisfactory to Buyer;
                              (xiv)  the assignment and estoppel agreements
with
     respect to the Leases (the "Assignment and Estoppel
     Agreements");
                              (xv)  a certified copy of the Certificate of
     Incorporation and a certificate from the appropriate authority of the good standing in its jurisdiction of incorporation for each of the Sellers which are corporations and a certificate from the appropriate authority in each jurisdiction in which each of the Sellers which are corporations is qualified to do business of such Sellers' good standing in that jurisdiction, all as of the most recent date obtainable;
                              (xvi)  the Opinion of Counsel required by
Section
     4.1(f); and
                              (xvii)  such additional documents as Buyer
may
     reasonably request.
     5.4 Deliveries by Buyer. At the Closing Buyer shall deliver to Sellers the following:
                              (i)  The Purchase Price in immediately
available
     funds;
                              (ii)  the certificate required by Sections
4.2(c);
                              (iii)  evidence that the corporate action
     described in Section 4.2(b) has been taken;
                              (iv)  copies of the consents required by
     Section 4.2(g);
                              (v)  the Opinion of Counsel required by
Section
     4.2(f).
                              (vi)Assignment and Estoppel Agreements; and
                              (vii)  such additional documents as Sellers
may
reasonably request.

              VI.  SURVIVAL OF REPRESENTATIONS AND
            WARRANTIES; INDEMNIFICATION:  TERMINATION

               6.1 Survival of Representations and Warranties. All of the representations and warranties made by Sellers and Buyer in this Agreement (collectively the "Representations and Warranties") regarding ERISA, taxes and Receivables and the authority to enter into and perform this Agreement shall survive the Closing and remain in effect until the applicable statute of limitations has elapsed. All Representations and Warranties regarding compliance with Environmental Laws shall survive the Closing and remain in effect for a period of two years following the Closing Date. All other Representations and Warranties contained herein shall survive the Closing and remain in effect for a period of one year following the Closing Date. Notwithstanding the foregoing, any representation or warranty in respect of which indemnification may be sought under Section 6.2 shall survive the date specified for the termination of its effectiveness, if written notice, given in good faith, of the specific breach thereof is given to the indemnifying party before such date, whether or not liability has actually been incurred.
     6.2  Indemnification.
               (a)Without in any way limiting or diminishing the warranties, representations or agreements herein contained or the rights or remedies available to Buyer for a breach hereof, Sellers, jointly and severally, hereby agree to indemnify, defend and hold harmless Buyer and its assigns from and against all losses, judgments, liabilities, claims, damages or expenses (including reasonable attorneys' fees) of every kind, nature and description, whether known or unknown, absolute or contingent, joint or several, arising out of, relating to or resulting from
(i) any claim made against Buyer or any of the Assets by a creditor of Sellers based on or alleging a violation of any bulk sale law of any state or other jurisdiction which may be applicable to the transfer contemplated hereby; (ii) the breach or, in the case of a third party claim, the alleged breach by Sellers of any representation, warranty, covenant or agreement of Sellers contained in or arising out of this Agreement or any of the Assignment and Estoppel Agreements; (iii) any taxes or similar liabilities of Sellers and claims with respect thereto, including penalties, interest, and additions to tax, such taxes, liabilities and claims to include state, local, foreign and federal income, excise, property, sales, franchise and payroll taxes, except for those taxes to be paid by Buyer pursuant to
Section 7.1; (iv) any pre-closing debt, liability, obligation, agreement or duty of Sellers not expressly assumed by Buyer hereunder; and (v) any default on the part of Sellers in the payment or performance of any of the terms, covenants and conditions of the Leases occurring, or to be performed or paid with respect to a period occurring on or prior to the Closing Date.
               (b)Buyer hereby agrees, with respect to this Agreement, to indemnify, defend and hold harmless each Seller and its permitted assigns (provided, however, that with respect to any such assigns, Buyer's liability hereunder shall not be greater than it would have been had no assignment been made) from and against all losses, judgments, liabilities, claims, damages or expenses (including reasonable attorneys' fees) of every kind, nature and description, whether known or unknown, absolute or contingent, joint or several, arising out of, relating to or resulting from (i) the breach or, in the case of a third party claim, the alleged breach by Buyer of any representation, warranty, covenant or agreement contained in or arising out of this Agreement; (ii) subject to the other provisions of this Agreement, any debt, liability, obligation, agreement or duty arising out of the operation of the Leased Stores, the Real Property or the Assets on or after the date of Closing (except to the extent that liability therefor is retained by Sellers); (iii)











any default on the part of Buyer in the payment or performance of any of the terms, covenants and conditions of the Leases occurring, or to be performed or paid with respect to a period occurring on or after the Closing Date; (iv) any claim arising out of or relating to Buyer's ownership of the Real Property on or after the date of Closing (except to the extent that liability therefor is retained by Sellers) or (v) any default by Buyer in the payment or performance of any obligations relating to the Real Property to be paid or performed with respect to a period occurring on or after the Closing Date, which obligations run with the land and are disclosed in the schedule typically referred to as "Schedule B, Part I" of the final title policy obtained by Buyer corresponding to such Real Property.
               (c) To insure Sellers' ability to provide the indemnification provided in Section 6.2 and 7.6(k), Richard A.
McMahan and affiliated McMahan family trusts, acceptable to Buyer, shall execute and deliver Guaranty Agreements in substantially the form attached hereto as Exhibit 7 by which they jointly and severally guarantee the obligations of Sellers hereunder.
               (d)Notwithstanding the foregoing, all rights of Sellers and Buyers, as the case may be to obtain indemnification pursuant to this Section 6.2 shall not apply to any loss, cost, expense, liability or judgment to the extent that the total of all such losses, costs, expenses, liabilities and judgment under this Agreement and the Purchase Agreement referred to in Section
4.1(m) in the aggregate does not exceed Three Hundred Fifty
Thousand Dollars ($350,000). The foregoing limitation shall not apply to any claim for indemnification made pursuant to
Section 7.6(k). For purposes of this provision, the losses, costs, expenses, liabilities and judgments of the Buyer under this Agreement shall be aggregated with those of Heilig-Meyers
Company under the Purchase Agreement and those of the Sellers under this Agreement shall be aggregated with those under the Purchase Agreement with One Sun Insurance Agency, Inc. and its subsidiaries.
     6.3 Third Party Claims. The obligations and liabilities of the parties under Sections 6.2 and 7.6(k) with respect to claims resulting from the assertion of liability by those not parties to this Agreement (including governmental claims for penalties, fines and assessments) shall be subject to the following conditions:
               (a) The indemnified party shall give prompt written notice to the indemnifying party of the nature of the assertion of liability by a third party and the amount thereof to the extent known;
               (b)  If any action, suit or proceeding (a "Legal
Action") is brought by a third party against an indemnified party, the Legal Action shall be defended by the indemnifying party and such defense shall include all appeals or reviews which counsel for the indemnifying party shall deem appropriate. Until the indemnifying party shall have assumed the defense of any such Legal Action, or if the indemnified party shall have reasonably concluded that there are likely to be defenses available to the indemnified party that are different from or in addition to those available to the indemnifying party (in which case the
indemnifying party shall not be entitled to assume the defense of such Legal Action and the defense may be handled by the
indemnified party), all legal or other expenses reasonably
incurred by the indemnified party shall be borne by the
indemnifying party.
               (c) In any Legal Action initiated by a third party and defended by the indemnifying party (w) the indemnified party shall have the right to be represented by advisory counsel and accountants, at its own expense, (x) the indemnifying party shall keep the indemnified party fully informed as to the status of such Legal Action at all stages thereof, whether or not the indemnified party is represented by its own counsel, (y) the indemnifying party shall, during normal business hours and upon reasonable prior notice, make available to the indemnified party, and its attorneys, accountants and other representatives, all books and records of the indemnifying party relating to such
Legal Action and (z) the parties shall render to each other such assistance as may be reasonably required in order to ensure the proper and adequate defense of such Legal Action.  Furthermore, in any Legal Action initiated by a third party and defended by the indemnifying party, the indemnifying party shall present to the indemnified party any offer of settlement which the
indemnifying party is willing to accept.  The indemnified party may then consider whether it is willing to accept such a
settlement offer and to be bound by its terms, which such consent shall not be unreasonably withheld. If the indemnified party does not accept such a settlement offer, and if the settlement offer does not involve injunctive or other equitable relief
against the indemnified party or its assets, employees or
business, the indemnifying party may, at its sole option, pay the amount of settlement under the settlement offer to the indemnified party, in which event the indemnifying party shall be relieved of all liability related to such indemnified litigation, claim or demand and in which event the indemnified party shall conduct and defend at its own cost and through counsel of its own choosing, the litigation, claim or demand of the third party giving rise to such claim for indemnification. Other than as permitted above, the indemnifying party shall not make any settlement of any claim without the written consent of the
indemnified party.
               (d) In any Legal Action initiated by a third party and defended by the indemnifying party, the indemnifying party shall not make any settlement of any claim without the written consent of the indemnified party, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a
settlement involving injunctive or other equitable relief against the indemnified party or its assets, employees or business.
     6.4  Termination.  This Agreement may be terminated at any time before Closing by:
               (a)The mutual written consent of both parties hereto;
               (b)Buyer, if the Board of Directors of Buyer shall
have determined in its sole discretion exercised in good faith that the purchase and sale of the Assets contemplated by this











Agreement has become inadvisable or impracticable by reason of the threat or the institution of any litigation, proceeding or investigation to restrain or prohibit the consummation of the transactions contemplated by this Agreement or to obtain other relief in connection with this Agreement;
               (c)Sellers, if a majority of the Sellers shall have determined in their sole discretion exercised in good faith that the purchase and sale of the Assets contemplated by this Agreement has become inadvisable or impracticable by reason of the threat or the institution of any litigation, proceeding or investigation to restrain or prohibit the consummation of the transactions contemplated by this Agreement or to obtain other relief in connection with this Agreement.
               (d)Sellers or Buyer if there has been a material breach by the other of a representation, warranty or agreement contained herein or if any condition which must be met by the other becomes impossible to fulfill; or
               (e)Buyer if any change has occurred after the date hereof which has or can reasonably be expected to have a material adverse effect in the aggregate on the Assets; or upon the operations of the Business; or in the manner provided in Section 6.5.
     6.5 Termination After Investigation. As soon as practicable but in any event by December 22, 1993, (except for Real Property in which case it will be by December 30, 1993)
Buyer shall give Sellers notice if, on the basis of any information contained in the final Schedules which was not contained in the preliminary draft Schedules, it has decided that it wishes to terminate this Agreement. Such notice shall specify the information contained in the final Schedules which is the basis for such decision. Sellers shall have until December 29, 1993 to review with Buyer such information, and if Buyer does not withdraw such notice by December 29, 1993, all further obligations of Buyer and of Sellers under this Agreement shall terminate. If Buyer does not advise Sellers by December 22, 1993 (except for Real Property in which case it will be December 30, 1993) that it wishes to terminate this Agreement, Buyer shall be deemed to have accepted the final Schedules. Except where this Agreement requires an update of information in the Schedules, the information in the final Schedules, which shall be delivered on or before December 15, 1993 and dated the date of its delivery, shall be deemed complete and full disclosure and shall constitute the only exceptions, if any, to the representations and warranties of Sellers made to Buyer under and pursuant to this Agreement.
     6.6 Effect of Termination. If this Agreement is terminated pursuant to Section 6.4, it shall become void and have no effect, without liability on the part of any party, or its directors, officers or stockholders, except as provided in Section 7.8, but such termination shall not constitute a waiver by any party of any claims it may have for damages caused by reason of a breach of a representation, warranty, covenant or agreement made by any other party hereto.
     6.7 Waiver and Amendment. Any term or provision of this Agreement may be waived at any time by a written instrument signed by the party entitled to the benefits thereof and this Agreement may be amended or supplemented at any time by written instrument signed by all parties hereto.

                       VII.  MISCELLANEOUS
     7.1 Taxes and Prorations. Buyer will be responsible for any state, county, city or other local sales, use, transfer or recording taxes, title insurance premiums or fees or any other similar taxes or fees applicable to the sale of the Assets. Subject to the provisions of Section 1.6, all current real estate taxes, assessments, utility charges, and all other apportionable items with respect to the Leased Stores and the Real Property shall be prorated as of Closing so that Sellers shall pay all such amounts payable in respect of any period occurring prior to the date of Closing; provided, however that supplemental assessments of real property taxes triggered by the sale of the Real Property hereunder shall be paid in full by Buyer notwithstanding the fact that such assessments relate to a fiscal year for assessment purposes which includes a period of time prior to Closing. To avoid any delinquencies under the Leases, Seller shall pay all rents and other amounts due under the Leases for or in respect of the month in which the Closing occurs. If the applicable prorated charges have not been determined at the date of Closing, the owing party shall pay to the other party such prorated charges promptly upon the determination of same.
     7.2 Access to Books and Records after Closing. After Closing, Buyer shall permit Sellers reasonable access to the books and records transferred to Buyer at Closing. Such access shall be during normal working hours and during the First Year after the Closing shall be at the Carlsbad Home Office and thereafter at such location as Buyer may designate.
     7.3 Consents; Satisfaction of Conditions. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate, as promptly as practicable, the transactions contemplated hereby, including, but not limited to, the obtaining of all necessary consents, waivers, authorizations, orders and approvals of third parties, whether private or governmental, required of it to enable it to comply with the conditions precedent to consummating the transactions contemplated by this Agreement. Each party agrees to cooperate fully with the other party in assisting it to comply with this Section. Notwithstanding the foregoing, neither party shall be required to initiate any litigation, make any substantial payment or incur any material economic burden, except for a payment otherwise required of it, to obtain any consent, waiver, authorization, order or approval.
     7.4 Further Assurances. Sellers and Buyer will use reasonable efforts to implement the provisions of this Agreement, and for such purpose, at the request of the other party hereto, such party will, at or after the Closing, without further consideration, promptly execute and deliver, or cause to be executed and delivered, such additional documents as the requesting party may reasonably deem necessary or desirable to implement any provision of this Agreement.
     7.5 Use of Names. Sellers agree that during the period beginning on the Closing Date and ending on January 1, 1995, Buyer may use the name or mark "McMahan's" in connection with the operation of furniture stores in the states where the Stores are located; provided, that Buyer may use the name or mark "McMahan's in Riverside County, California only in connection with the operation of those stores previously so named. During such period and thereafter, Buyer may use such name as a footnote in advertising. Nothing herein shall prevent Buyer from using the name "Heilig-Meyers" in connection with the operation of the Stores at any time.
     7.6  Employees.
               (a)Effective as of the close of business on the Closing Date, each Seller shall terminate the employment of each of its employees.
               (b) Concurrent with the Closing, Buyer shall offer to employ all of Sellers' employees (except Richard A. McMahan,
Mildred C. McMahan, JoAn McMahan, Ann McMahan Lawrence, Tamara McMahan Moravec, and Kathryn McMahan Norris), as of the close of business on the Closing Date at their then current salaries, contingent, to the extent permitted by law, upon successful completion after Closing of Buyer's drug and alcohol testing.
Such employees who elect to become employees of Buyer as of the Closing are hereinafter referred to as "Transferred Employees." Concurrent with the Closing, Buyer shall provide Transferred Employees with health insurance and other benefits substantially similar to those provided to Buyer's existing employees subject to the terms of Buyer's plans and programs. Buyer will recognize service performed by Transferred Employees with Sellers before the Closing for purposes of eligibility to participate, and eligibility for benefits only under Buyer's vacation pay policy, sick leave policy, employee discount program and health insurance plan. Buyer covenants to continue to compensate those key employees listed on Schedule T at such rate through the sixth month anniversary of the Closing Date.
               (c)Each Seller shall be liable for (i) any and all claims, causes of action or obligations, wherever asserted, that relate to or are in any way connected with the employment or claimed employment of any person by the Sellers or any service of any employee or agent of Sellers or any person otherwise employed or engaged in connection with the business of Sellers, without regard to whether events giving rise to such claim arise before Closing or after Closing; (ii) any severance pay claim against Sellers or similar obligation arising by reason of the consummation of the transactions contemplated hereby and as a result of any action or inaction on the part of Sellers, whether or not the person making such claim is employed or engaged by Buyer on or after the Closing Date; or (iii) any employee benefit plan described in Section 2.1(u), including but not limited to, any pension or similar liability to or on account of employees or former employees of Sellers (including, but not limited to, any single or multi-employers plan). In no event shall Sellers be liable for any claim or cause of action arising from Buyer's imposition of drug or alcohol testing on Transferred Employees.











               (d) Sellers shall have all duties, and retain all liabilities and responsibilities with respect to the Plans, (including but not limited to the liabilities, duties and responsibilities associated with terminating the Plans) and Buyer shall have no responsibilities, duties or obligations whatsoever with respect to such Plans both before and after the Closing.
               (e)Sellers and Buyer agree that Buyer shall assume no liability of Sellers and Buyer shall not be liable for any claims, causes of action or obligations, wherever asserted, that relate to or are in any way connected with the employment or claimed employment of any person by the Sellers or any service of any employee or agent of Sellers or any person otherwise employed or engaged in connection with the business of Sellers, without regard to whether events giving rise to such claim arise before Closing or, unless caused by any act of Buyer, after Closing.
Sellers and Buyer also agree that Buyer shall not assume any liability of Sellers and shall not be liable for any employee benefit plan, including but not limited to, the Plans, any plan described in Section 2.1(u) and any pension or similar liability to or on account of employees or former employees of Sellers (including, but not limited to any single or multi-employer plan).
               (f) As soon as practicable after the Closing, Sellers agree to distribute to participants and beneficiaries in a lump sum payment, the present value of benefits payable to participants and/or beneficiaries under each of the Plans, as determined by Sellers in accordance with the terms of the Plans, less applicable taxes and withholdings, or as otherwise elected by each participant and beneficiary with the consent of the Sellers, provided that such election is permissible under law. Sellers covenant that Sellers shall provide Buyer with a copy of the corporate resolution terminating the Plans and such other evidence as Buyer may reasonably request to confirm Seller's compliance with this Section 7.6(f). Transferred Employees shall be eligible to participate in Buyer's qualified savings plan ("Buyer's 401(k) Plan") in accordance with its terms as soon as practicable after the Closing. Buyer shall not recognize service performed by Transferred Employees with Sellers for purposes of eligibility to participate, eligibility for benefits, or for purposes of vesting under Buyer's 401(k) Plan.
               (g) Buyer shall be liable for welfare benefit claims incurred by Transferred Employees under Buyer's welfare benefit plans on or after the Closing. Sellers shall retain liability for welfare benefit claims incurred by Transferred Employees under Sellers' welfare plans before the Closing.
               (h) As of the Closing, Transferred Employees will become eligible to participate in Buyer's welfare benefit plans subject to the terms and conditions of such plans as modified by
Section 7.6(b) of this Agreement and will cease participating in welfare benefit plans maintained by Sellers.
               (i) Buyer will assume the responsibility for all workers compensation claims made by Transferred Employees arising from events occurring on or after the Closing. Sellers shall retain the responsibility for all worker's compensation claims made by Transferred Employees that arise from events that occur before the Closing.
               (j)Except as otherwise provided for in this Agreement each Seller shall pay to its employees all amounts due them as of the Closing Date for compensation earned, accrued but unused vacation time (including any vacation pay required to be carried over by virtue of California or other state law), bonuses
(including Christmas bonuses, if any for 1993) and similar benefits then accrued in accordance with such Sellers existing policy.
               (k)Sellers agree to indemnify Buyer for any liability resulting from any violation of law by Sellers relating to (i) the employment or claimed employment of any person by the Sellers; (ii) the funding, operation, administration, amendment or termination by Sellers, or the withdrawal or partial withdrawal of Sellers from any employee benefit plan or arrangement maintained or contributed to by Sellers or an affiliate, whether arising out of or related to an event or state of fact occurring or existing before, on or after the Closing (including, but not limited to losses arising under ERISA, the PBGC or the Code and losses claimed by any participants) excluding, however, liabilities expressly assumed by Buyer under this Agreement.
               (l)The Sellers and Buyer agree that Buyer shall have no responsibility for providing continuation health care coverage to any employee of Seller or Sellers who terminated employment before the Closing Date and who is, as of the Closing Date, participating in Sellers' plan (or in a plan of an affiliate of Sellers) as a COBRA participant.
               (m)Each Seller agrees that it shall remain responsible for any compensation earned and payable to its employees for the period beginning December 28, 1993 through December 31, 1993 (the "Payroll Period"). The Sellers and Buyer agree, however, that as an accommodation to Sellers, Buyer shall act as a limited agent for payment of compensation and employment taxes payable to or on account of Sellers' employees during the Payroll Period. Sellers, or their representative, agree that Sellers shall determine the precise amount (i) due and payable to each employee and (ii) to be withheld and remitted or otherwise paid to the appropriate local, state or federal authorities with respect to each employee for the Payroll Period ("Payroll Period Compensation Amount"). Sellers agree to reimburse Buyer for the total paid (including compensation payable to the Sellers' employees and the Payroll Compensation Amount payable to the appropriate governmental authority) by Buyer no later than February 15, 1994; provided that Buyer submits evidence satisfactory to Sellers that the Payroll Period Compensation
Amount has been paid in a timely manner. Sellers and Buyer agree that Sellers will prepare and sign before the Closing Date, all necessary governmental forms (including, but not limited to, a limited power of attorney, if required) authorizing Buyer to pay Sellers' employees during the Payroll Period and to prepare and file on Sellers' behalf any necessary forms that would otherwise be required to be completed by Sellers in connection with the Payroll Period Compensation Amount. Sellers agree that Sellers shall retain all liability with respect to both the compensation payable to Sellers' employees and the Payroll Period Compensation Amount payable to the appropriate governmental authorities during the Payroll Period. Buyer and Sellers further agree that there shall exist no employment relationship implied or otherwise between the Buyer and Sellers' employees with respect to either the compensation paid to Sellers' employees during the Payroll Period or the Payroll Period Compensation Amount payable to the appropriate governmental authorities during the Payroll Period.
     7.7 Publicity. Sellers agrees not to issue any public statement relating to the transactions contemplated by this Agreement without the written consent of Buyer, which consent shall not be unreasonably withheld. Except for announcements or filings required by law, each party agrees to review all press releases related to such transactions with the other party prior to the issuance of such press releases.
     7.8 Expenses; Reimbursement of Costs. Whether or not the transactions contemplated hereby are consummated, each party hereto shall pay its expenses separately incurred in connection herewith; provided, however, that if the transactions contemplated hereby are consummated, Buyer shall pay the reasonable legal and accounting fees of Sellers directly related to such transactions.
     If any party shall terminate this Agreement pursuant to the terms hereof, the terminating party shall reimburse on demand all of the non-terminating party's (or parties') out of pocket costs and expenses, including the reasonable fees and expenses of the non-terminating party's (or parties') attorneys, accountants and other professional advisors, incurred to the date of such termination; provided, however, the terminating party shall not be required to so reimburse the non-terminating party if this Agreement is terminated pursuant to Section 6.5 or because of a material breach by the non-terminating party of a representation, warranty or agreement contained herein. Nothing in this Section
7.8 shall be deemed a waiver of any party's rights to pursue any additional claims it may have for damages caused by reason of a breach of a representation, warranty, covenant or agreement made by any other party hereto.
     7.9 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the purchase and sale of the Assets and the related transactions and supersedes all prior arrangements or understandings with respect thereto.
     7.10 Descriptive Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.
     7.11 Counterparts. For the convenience of the parties, any number of counterparts of this Agreement may be executed by one or more parties hereto and each such executed counterpart shall be, and shall be deemed to be, an original instrument.
     7.12 Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be validly given, made or served, if in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by overnight courier to:
     Buyer:    Heilig-Meyers Furniture Company











                              2235 Staples Mill Road
                              Richmond, Virginia  23230
                              Attention:  Mr. Troy A. Peery, Jr.

                              with a copy to:

                              McGuire, Woods, Battle & Boothe
                              One James Center
                              Richmond, Virginia  23219
                              Attention:  John W. Patterson, Esquire
               Sellers:  Mr. R. A. McMahan
                              P.O. Box 7000
                              Carlsbad, California 92018

                              with a copy to:

                              Gray, Cary, Ames & Frye
                              401 "B" Street, Suite 1700
                              San Diego, California 92101
                              Attention: G. Eric Georgatos


or to such other addresses as any party hereto may, from time to time, designate in writing delivered in a like manner. Notice given by mail or overnight carrier as set out above shall be deemed delivered on the date received by the addressee.
     7.13 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; but prior to the Closing no party may assign this Agreement without the written consent of the other party, except that Buyer may designate a third party to acquire title to any or all of the Real Property and Buyer may assign (i) all or a portion of its rights and obligations to one or more of its subsidiaries, (ii) its right to purchase the Receivables to the Receivables Assignee or (iii) its right to purchase any or all of the Real Property, provided that Buyer shall remain liable to Sellers as though such assignment had not taken place.
     7.14 Law Applicable. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia.
     7.15 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.
     7.16 Lifetime Right to Buy Furniture. Richard A. McMahan and each member of his immediate family now living shall be entitled to buy merchandise from the Stores for personal use at landed cost for the remainder of each of their lives.
     7.17 Unemployment Rates and Reserves. Sellers agree to cooperate with Buyer with respect to the transfer to Buyer of Sellers' unemployment reserve, account(s) and contribution rate.
     7.18 Purchase Discounts. For a period of twelve (12) months after Closing the Buyer shall permit the employees of











Western Family National Bank set forth on Schedule S to buy merchandise from the Stores for personal use on the same terms as Buyer's employees.
     7.19 Norris Agreement. Reference is made to an agreement dated December 24, 1969 by and among Kathleen B. Norris and Norris Realty Co. and R.A. McMahan and McMahan Valley Stores (the "Norris Agreement"). Buyer hereby agrees to provide Sellers with information necessary to determine amounts payable under the Norris Agreement and further agrees to reimburse the Sellers for payments made by Sellers under the terms of the Norris Agreement and to the extent such payable is for obligations incurred from and after Closing. This obligation shall terminate at such time that Buyer ceases to use the name "McMahan" in connection with the operation of furniture stores in Riverside County, California.
     IN WITNESS WHEREOF, Sellers and Buyer have caused this Agreement to be duly executed in their respective corporate names by their respective officers, all as of the day and year first above written.

HEILIG-MEYERS FURNITURE COMPANY




s/ William E. Helms


By:   William E. Helms

Title:  Senior Vice President


ATTEST:

s/ Roy B. Goodman

By:    Roy B. Goodman
Title: Secretary





ATTEST:

s/ Jeffrey W. Gearheart
Jeffrey W. Gearheart


s/ Richard A. McMahan
                              Richard A. McMahan, duly authorized
                              in the capacities and on behalf of
                              the entities listed below













                              MCMAHAN FURNITURE COMPANY, a California
                                corporation

Richard A. McMahan, President

                              McMAHANS OF REDLANDS, a California
                                corporation

Richard A. McMahan, President

                              McMAHANS OF YUCAIPA, a California
                                corporation

Richard A. McMahan, President

                              McMAHANS OF SAN BERNARDINO, a
                                California corporation

Richard A. McMahan, Vice President

                              McMAHANS FURNITURE CO. OF MARYVALE,
                                an Arizona corporation

Richard A. McMahan, President

                              McMAHANS OF COLTON, a California
                               corporation

Richard A. McMahan, President

                              McMAHANS OF INDIO, a California
                               corporation

Richard A. McMahan, President


McMAHANS OF ONTARIO, a California corporation

Richard A. McMahan, Vice President

                              McMAHANS OF CHINO, a California
                                corporation

Richard A. McMahan, Vice President

                              McMAHANS OF BANNING, a California
                                corporation

Richard A. McMahan, Vice President

                                        McMAHANS OF BARSTOW, a California
                                          corporation

Richard A. McMahan, President












                              McMAHANS OF FONTANA, a California
                                corporation

Richard A. McMahan, President

                              McMAHANS OF RIALTO, a California
                                corporation

Richard A. McMahan, President


McMAHANS OF POMONA, a California corporation

Richard A. McMahan, Vice President

                              McMAHANS - E STREET, SAN BERNARDINO,
                                a California corporation

Richard A. McMahan, President

                              FIRST McM FURNITURE CORPORATION,
                                a California corporation

Richard A. McMahan, Vice President

                              McMAHAN'S OPERATING CO.,
                                a California corporation

Richard A. McMahan, President

                              McMAHANS FURNITURE CO. OF LAS VEGAS, INC.,
                                a Nevada corporation

Richard A. McMahan, President

                              McMAHANS FURNITURE CO. OF HENDERSON, INC.,
                                a Nevada corporation

Richard A. McMahan, President

                              McMAHAN REALTY CO.,
                                a California corporation

Richard A. McMahan, President

                              McMAHAN FURNITURE CO.,
                                a New Mexico corporation

Richard A. McMahan, President

                              McMAHAN FURNITURE CO. OF MESA,
                                an Arizona corporation

Richard A. McMahan, Vice President












                              McMAHAN FURNITURE CO. NORTH LAS VEGAS,
                                a Nevada general partnership


By:McMahans Furniture Co. of
                                   Las Vegas, Inc.,
                                     a Nevada corporation,

General Partner

Richard A. McMahan, President

                              By:  McMahans Furniture Co. of
                                   Henderson, Inc., a Nevada
                                   corporation

General Partner

Richard A. McMahan, President

                              McMAHAN'S PHOENIX THOMAS ROAD BUILDING FUND,
                                an Arizona association

                              By:  McMahan Furniture Company, a
                                   California corporation

General Partner

Richard A. McMahan, President

                              McMAHAN FURNITURE CO. - THOMAS ROAD, PHOENIX,
                                an Arizona general partnership


By:McMahans of Fontana, a California corporation

General Partner

Richard A. McMahan, President

                              McMAHAN'S BORDER STORES,
                                a California general partnership


By:McMahan Furniture Company, a California corporation

General Partner

Richard A. McMahan, President

                              McMAHAN'S VALLEY STORES,
                                a California general partnership













By:McMahan Furniture Company, a California corporation

General Partner

Richard A. McMahan, President

                              C.D.C. REALTY COMPANY,
                                 a California general partnership


By:McMahan Furniture Company, a California corporation

General Partner

Richard A. McMahan, President


By:Richard A. McMahan Family Trust dated September 20, 1979

General Partner

Richard A. McMahan, Trustee

                              A.D.C. COMPANY,
                                 a California general partnership


By:McMahan Furniture Company, a California corporation

General Partner

Richard A. McMahan, President


By:Richard A. McMahan Family Trust dated September 20, 1979

General Partner

Richard A. McMahan, Trustee

                              McMAHAN FURNITURE CO. - RIVERSIDE,
                                a California general partnership


By:McMahan's Valley Stores, a California general partnership

General Partner


By:McMahan Furniture Company,
a California corporation,
General Partner of McMahan's Valley Stores

Richard A. McMahan,












President

                              PRESCOTT/FARMINGTON BUILDING FUND,
                                a California association


By:Richard A. McMahan Family Trust dated September 20, 1979

Richard A. McMahan, Trustee

                              RICHARD A. MCMAHAN FAMILY TRUST,
                                dated September 20, 1979


By:Richard A. McMahan, Trustee
                 INDEX OF SCHEDULES AND EXHIBITS



Schedule A   - List of Stores

Schedule B   - Vehicles

Schedule C   - Miscellaneous Real Property

Schedule D   - Miscellaneous Assets

Schedule E   - Leases to be Assigned

Schedule F   - Contracts to be Assumed

Schedule G   - Sellers Consents and Approvals

Schedule H   - Pending Litigation

Schedule I   - Exceptions to Title

Schedule J   - Liens and Encumbrances

Schedule J-1 - Noncompliance Items

Schedule K   - Eminent Domain and Condemnation Proceedings

Schedule L   - Special Taxes and Assessments

Schedule M   - Store Sales

Schedule N   - Materials Contracts

Schedule O   - Condition of Assets

Schedule P   - Certain Permits, Licenses, and Authorizations

Schedule P-1 - Other Environmental Matters












Schedule Q   - Employee Benefit Plans, Employment Agreements,
               etc.

Schedule R   - Officer and Affiliate Agreements and Interests

Schedule S   - Western Family Bank Employees

Schedule T   - Key Employees

Schedule U   - Buyer Consent and Approval

Exhibit 1-A - Form of Consent and Estoppel Agreement

Exhibit 1-B - Form of Consent Agreements

Exhibit 2 -  Form of Lease

Exhibit 3 - Form of Escrow Agreement

Exhibit 4 - Form of Sellers' Counsel's Opinion

Exhibit 5 - Form of Non-Competition Agreement

Exhibit 6 - Form of Buyer's Counsel's Opinion

Exhibit 7 - Form of Guaranty Agreement



[The Schedules and Exhibits to this Agreement have been omitted in accordance with Regulation S-K, Item 601(b)(2) and will be furnished to the Securities and Exchange Commission on request]